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EXHIBIT 23-1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CKE Restaurants, Inc. and Subsidiaries:

        We consent to incorporation by reference in the Registration Statements (Nos. 333-83621, 333-83601, 333-76377, 333-51103, 333-52633, 333-62421,
33-56313, 33-55337, 333-12399, 33-53089-01, 2-86142-01, 33-31190-01 and
333-12401) of CKE Restaurants, Inc. and subsidiaries of our report dated April 23, 2001, relating to the consolidated balance sheets of CKE Restaurants, Inc. and subsidiaries as of January 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 2001, which report appears in the January 31, 2001 Annual Report on Form 10-K of CKE Restaurants, Inc. and Subsidiaries.


                                                 /s/ KPMG LLP


Orange County, California
April 30, 2001